Exhibit 5
[Winstead Letterhead]
June 24, 2015
Board of Directors
Hornbeck Offshore Services, Inc.
103 Northpark Boulevard, Suite 300
Covington, Louisiana 70433
Members of the Board of Directors:
We have acted as counsel to Hornbeck Offshore Services, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the proposed offer and sale of up to 1,500,000 additional shares of common stock, par value $0.01 per share (the “Shares”) of the Company to be issued by the Company pursuant to the Hornbeck Offshore Services, Inc. 2005 Employee Stock Purchase Plan (the “Plan”).
We have examined the Registration Statement, the Plan, the minute books and other corporate records of the Company, and such other instruments and documents as we have deemed necessary or appropriate for the purposes of the opinions expressed herein. For the purposes of expressing the opinion set forth below, we have assumed: (i) the genuineness of all signatures and documents; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to the originals of all documents submitted to us as copies; (iv) the correctness and accuracy of all facts set forth in the documents referred to in this opinion letter; and (v) the due authorization, execution, and delivery of and the validity and binding effect of all documents.
Based on the foregoing and subject to the qualifications, assumptions and other statements set forth herein, we are of the opinion that the Shares, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.
We express no opinion as to the law of any jurisdiction other than the Delaware General Corporation Law. The reference and limitation to “Delaware General Corporation Law” includes the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws. We express no opinion as to any matter other than as set forth herein, and no opinion may be inferred or implied herefrom. The opinion expressed herein is given as of this date, and we do not undertake to supplement this opinion with respect to any events or changes occurring subsequent to the date of this letter.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
/s/ WINSTEAD PC